EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2020 Results
•Maintained quarterly distribution of $0.4714 per unit with a 1.13x trailing twelve-month distribution coverage; 25th consecutive quarterly distribution to our unitholders
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $18.5 million, or $0.53 per limited partner unit, for the three months ended September 30, 2020. In connection with Hurricane Laura, which struck Lake Charles, Louisiana on August 27, 2020, Westlake Chemical OpCo LP ("OpCo") declared a force majeure event with respect to its Petro 1 and Petro 2 facilities located in Lake Charles under OpCo's ethylene sales agreement with Westlake Chemical Corporation ("Westlake Chemical"). Under this agreement, Westlake Chemical is obligated to purchase a defined amount of ethylene from OpCo each calendar year at cost plus a fixed price per pound. In the third quarter, Westlake Chemical was obligated to pay OpCo the fixed margin and certain other costs associated with ethylene that OpCo would have produced but could not as a result of this force majeure event. As a result of this agreement, net income in the third quarter of 2020 included a benefit of $41.3 million related to the fixed margin and certain other costs to which OpCo is entitled for the ethylene that it would have sold to Westlake Chemical had the force majeure event not occurred.
As a result of the impact from the force majeure event, which includes the benefit of the ethylene sales agreement and lower production costs, as well as lower third-party sales volumes and increased maintenance expense, net income attributable to the Partnership in the third quarter of 2020 of $18.5 million increased by $3.6 million compared to third quarter 2019 net income attributable to the Partnership of $14.9 million. Cash flows from operating activities in the third quarter of 2020 were $117.2 million, a decrease of $4.3 million compared to third quarter 2019 cash flows from operating activities of $121.5 million. This decrease in cash flows from operating activities was primarily due to an increase in working capital. For the three months ended September 30, 2020, MLP distributable cash flow of $21.2 million increased by $0.7 million from third quarter 2019 MLP distributable cash flow of $20.5 million. The increase in MLP distributable cash flow was primarily attributable to higher earnings and lower interest expense, partially offset by higher reserves for turnaround expense.
Third quarter 2020 net income attributable to the Partnership of $18.5 million increased by $3.6 million from second quarter 2020 net income attributable to the Partnership of $14.9 million. The increase in net income attributable to the Partnership was primarily due to the impact of the force majeure event and lower interest expense. Third quarter 2020 cash flows from operating activities of $117.2 million increased by $4.4 million compared to second quarter 2020 cash flows from operating activities of $112.8 million. The increase in cash flows from operating activities was primarily attributable to higher earnings and lower interest expense. Third quarter 2020 MLP distributable cash flow of $21.2 million increased by $4.3 million compared to second quarter 2020 MLP distributable cash flow of $16.9 million. The increase in MLP distributable cash flow was primarily due to higher earnings.
Net income attributable to the Partnership of $51.1 million, or $1.45 per limited partner unit, for the nine months ended September 30, 2020 increased by $7.5 million compared to the first nine months of 2019 net income attributable to the Partnership of $43.6 million. The increase in net income attributable to the Partnership was due to the impact of the force majeure event and lower interest expense, partially offset by lower ethylene production costs and lower third-party sales. Cash flows from operating activities in the first nine months of 2020 of $340.9 million increased by $5.7 million compared to the first nine months of 2019 cash flows from operating activities of $335.2 million due to the higher earnings during the current-year period. For the nine months ended September 30, 2020, MLP distributable cash flow of $56.4 million increased by $2.0 million compared to the first nine months of 2019 MLP distributable cash flow of $54.4 million. The increase in MLP distributable cash flow as compared to the prior-year period was primarily attributable to the Partnership's higher earnings and lower interest expense, partially offset by higher reserves for turnaround expense.

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"In August, Southwest Louisiana was severely impacted by Hurricane Laura, resulting in significant damage to the power and utility infrastructure in the region as well as many of the homes of our employees. Hurricane Laura was one of the strongest hurricanes to hit the Gulf Coast in over 40 years. But due to the dedication of our employees at these facilities, we were able to quickly begin the process of resuming operations at our facilities. I would like to say a special thank you to these employees," said Albert Chao, President and Chief Executive Officer. "While the extensive damage to the infrastructure in the Lake Charles area led to production outages at our Petro 1 and Petro 2 facilities, our long-term ethylene sales agreement with Westlake Chemical enabled us to continue to deliver reliable earnings and cash flow for the quarter, which provides us the ability to deliver predictable distributions to our unitholders."
OpCo's Ethylene Sales Agreement with Westlake Chemical is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
On October 30, 2020, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the third quarter of 2020 of $0.4714 per unit to be payable on November 24, 2020 to unitholders of record as of November 9, 2020, representing the 25th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.13x the declared distributions for the third quarter of 2020.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to future distributions, earnings and cash flow are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2020 results will be held Tuesday, November 3, 2020 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 778 75 68.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, November 10, 2020. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 778 75 68.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/3mq3evsr and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$217,763	$216,678	$660,022	$703,765
Net co-product, ethylene and other sales—third parties	14,206	33,247	60,996	115,308
Total net sales	231,969	249,925	721,018	819,073
Cost of sales	131,578	156,706	427,049	543,242
Gross profit	100,391	93,219	293,969	275,831
Selling, general and administrative expenses	6,255	6,822	18,590	21,434
Income from operations	94,136	86,397	275,379	254,397
Other income (expense)
Interest expense—Westlake	(2,320)	(4,411)	(9,701)	(15,436)
Other income, net	17	565	725	2,533
Income before income taxes	91,833	82,551	266,403	241,494
Income tax provision (benefit)	(15)	72	408	509
Net income	91,848	82,479	265,995	240,985
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	73,313	67,557	214,853	197,375
Net income attributable to Westlake Partners	$18,535	$14,922	$51,142	$43,610

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.53	$0.42	$1.45	$1.27

Distributions declared per unit	$0.4714	$0.4646	$1.4142	$1.3677

MLP distributable cash flow	$21,188	$20,452	$56,380	$54,429

Distributions declared
Limited partner units—publicly and privately held	$9,933	$9,787	$29,800	$28,812
Limited partner units—Westlake	6,658	6,561	19,972	19,315
Total distributions declared	$16,591	$16,348	$49,772	$48,127
EBITDA	$120,076	$113,643	$353,871	$337,312

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2020	December 31, 2019

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$23,331	$19,923
Receivable under the Investment Management Agreement—Westlake	191,241	162,773
Accounts receivable, net—Westlake	56,237	42,847
Accounts receivable, net—third parties	5,144	9,914
Inventories	1,652	2,484
Prepaid expenses and other current assets	557	470
Total current assets	278,162	238,411
Property, plant and equipment, net	1,060,840	1,102,995
Other assets, net	43,280	52,050
Total assets	$1,382,282	$1,393,456

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$41,694	$38,849
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	2,082	2,798
Total liabilities	443,450	441,321
Common unitholders—publicly and privately held	472,556	471,736
Common unitholder—Westlake	48,900	48,350
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	278,884	277,514
Noncontrolling interest in OpCo	659,948	674,621
Total equity	938,832	952,135
Total liabilities and equity	$1,382,282	$1,393,456

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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2020	2019

	(In thousands of dollars)
Cash flows from operating activities
Net income	$265,995	$240,985
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,767	80,382
Other balance sheet changes	(2,886)	13,787
Net cash provided by operating activities	340,876	335,154
Cash flows from investing activities
Additions to property, plant and equipment	(29,170)	(30,028)
Maturities of investments with Westlake under the Investment Management Agreement	276,000	405,445
Investments with Westlake under the Investment Management Agreement	(305,000)	(421,445)
Other	—	46
Net cash used for investing activities	(58,170)	(45,982)
Cash flows from financing activities
Net proceeds from private placement of common units	—	62,661
Proceeds from debt payable to Westlake	—	123,511
Repayment of debt payable to Westlake	—	(201,445)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(229,526)	(229,260)
Quarterly distributions to unitholders	(49,772)	(45,736)
Net cash used for financing activities	(279,298)	(290,269)
Net increase (decrease) in cash and cash equivalents	3,408	(1,097)
Cash and cash equivalents at beginning of period	19,923	19,744
Cash and cash equivalents at end of period	$23,331	$18,647

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2020	2019	2020	2019

	(In thousands of dollars)
Net cash provided by operating activities	$112,758	$117,157	$121,482	$340,876	$335,154
Changes in operating assets and liabilities and other	(32,381)	(25,309)	(39,003)	(74,881)	(94,169)
Net Income	80,377	91,848	82,479	265,995	240,985
Add:
Depreciation, amortization and disposition of property, plant and equipment	26,164	26,476	26,582	78,767	80,787
Mark-to-market adjustment loss (gain) on derivative contracts	704	1,572	7,195	(215)	6,996
Less:
Contribution to turnaround reserves	(9,884)	(9,890)	(3,932)	(29,697)	(11,669)
Maintenance capital expenditures	(8,228)	(6,509)	(5,568)	(25,858)	(28,613)
Distributable cash flow attributable to noncontrolling interest in OpCo	(72,278)	(82,309)	(86,304)	(232,612)	(234,057)
MLP distributable cash flow	$16,855	$21,188	$20,452	$56,380	$54,429

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2020	2019	2020	2019

	(In thousands of dollars)
Net cash provided by operating activities	$112,758	$117,157	$121,482	$340,876	$335,154
Changes in operating assets and liabilities and other	(32,381)	(25,309)	(39,003)	(74,881)	(94,169)
Net Income	80,377	91,848	82,479	265,995	240,985
Less:
Other income, net	123	17	565	725	2,533
Interest expense	(3,431)	(2,320)	(4,411)	(9,701)	(15,436)
Income tax benefit (provision)	(206)	15	(72)	(408)	(509)
Income from operations	83,891	94,136	86,397	275,379	254,397
Add:
Depreciation and amortization	25,813	25,923	26,681	77,767	80,382
Other income, net	123	17	565	725	2,533
EBITDA	$109,827	$120,076	$113,643	$353,871	$337,312